SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.           3 )


                        PROTHERICS PLC
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                                (Name of Issuer)

                        COMMON STOCK
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                         (Title of Class of Securities)

                        NOT APPLICABLE
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                                 (CUSIP Number)

                        October 4, 2000
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            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


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(1)  The  remainder  of this  cover  page  shall be filled  out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(SC13G-07/99)

CUSIP No.                             13G                    Page    of    Pages


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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


        NOMURA INTERNATIONAL PLC
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

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3.   SEC USE ONLY



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4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                JAPAN

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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           8,352,150 SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          NOT APPLICABLE
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         8,352,150 SHARES
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            NOT APPLICABLE
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                8,352,150 SHARES

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                4.92%

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12.  TYPE OF REPORTING PERSON*

        CO

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                             13G                    Page    of    Pages


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Item 1(a).  Name of Issuer:  Protherics PLC



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Item 1(b).  Address of Issuer's Principal Executive Offices:

            Beechfield House, Lyme Green Business Park, Macclesfield, Cheshire, England SK11 0JL
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Item 2(a).  Name of Person Filing: Nomura International plc



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Item 2(b).  Address of Principal Business Office, or if None, Residence:
            1 St. Martin's-le-Grand, London EC1A 4NP


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Item 2(c).  Citizenship: Japan

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Item 2(d).  Title of Class of Securities: Common Stock



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Item 2(e).  CUSIP Number: Not applicable.



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Item 3.    Not applicable.

CUSIP No.                             13G                    Page    of    Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 8,352,150


     (b)  Percent of class: 4.92%


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 8,352,150             ,


          (ii)  Shared power to vote or to direct the vote Not applicable      ,


          (iii) Sole power to dispose or to direct the disposition of          ,
                8,352,150

          (iv)  Shared power to dispose or to direct the disposition of

                Not applicable

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Item 5.  Ownership of Five Percent or Less of a Class.

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].



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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                Not applicable

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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company.


                Not applicable

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Item 8.  Identification and Classification of Members of the Group.


                Not applicable

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Item 9.  Notice of Dissolution of Group.


                Not applicable

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Item 10.  Certifications.

     (a)  Not applicable

     (b)  Not applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                13 February 2001
                                        ----------------------------------------
                                                        (Date)

                                        /s/ Andre Jarmolowicz

                                        ----------------------------------------
                                                      (Signature)

                                        Andre Jarmolowicz, Compliance and
                                        Regulatory Affairs

                                        ----------------------------------------
                                                      (Name/Title)




Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).